UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2011 (May 2, 2011)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01 of this Report.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Fifth Amended and Restated Credit Agreement

On May 2, 2011, Linn Energy, LLC (the “Company”) entered into the Fifth Amended and Restated Credit Agreement (the “Amended Credit Agreement”), among the Company, BNP Paribas, as administrative agent, and the other agents and lenders party thereto, which amends and restates the Company’s Fourth Amended and Restated Credit Agreement, as amended (the “Existing Facility”).

The Amended Credit Agreement has a maturity of April 6, 2016 and provides for a revolving credit facility up to the lesser of (i) the then effective borrowing base and (ii) the maximum commitment amount of $1.5 billion.  The initial borrowing base under the Amended Credit Agreement is $2.5 billion.  Borrowings under the Amended Credit Agreement are available for working capital and other general corporate purposes, including the acquisition and development of natural gas and oil properties and distributions to unitholders.

The borrowing base under the Amended Credit Agreement will be redetermined semi-annually by the lenders in their sole discretion, based on, among other things, reserve reports as prepared by reserve engineers taking into account the natural gas and oil prices at such time.  The Company’s obligations under the Amended Credit Agreement are secured by mortgages on its and certain of its material subsidiaries’ natural gas and oil properties and other personal property as well as a pledge of all of its and its subsidiaries’ ownership interests in its direct or indirect material subsidiaries.  The Company and its subsidiaries are required to maintain the mortgages on properties representing at least 80% of the natural gas and oil properties of the Company and its subsidiaries. Additionally, the obligations under the Amended Credit Agreement are guaranteed by all of the Company’s material subsidiaries and are required to be guaranteed by any future material subsidiaries.

At the Company’s election, interest on borrowings under the Amended Credit Agreement is determined by reference to either the LIBO Rate (as defined therein) plus an applicable margin between 1.75% and 2.75% per annum or the Alternate Base Rate (as defined therein) plus an applicable margin between 0.75% and 1.75% per annum.  Interest is generally payable quarterly for loans bearing interest based on the Alternate Base Rate and at the end of the applicable interest period for loans bearing interest based on the LIBO Rate.  The Company is required to pay a commitment fee to the lenders under the Amended Credit Agreement, which accrues at a rate per annum equal to 0.50% on the average daily unused amount of the lesser of (i) the maximum commitment amount of the Lenders and (ii) the then effective borrowing base.

The Amended Credit Agreement contains various covenants, substantially similar to the Existing Facility, that limit the Company’s ability to incur indebtedness, enter into commodity and interest rate swaps, grant certain liens, make certain loans, acquisitions, capital expenditures and other investments, make distributions other than from available cash,  merge or consolidate, or engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets.  The Amended Credit Agreement also contains covenants, substantially similar to the Existing Facility, that require the Company to maintain specified financial ratios.  The other terms and conditions of the Amended Credit Agreement are substantially similar to the Existing Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: May 5, 2011	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary